                                   INFORMATION

     Unless the context requires otherwise, the terms "Products Corporation," the "Company," "we," "our," "ours" and "us" refer to Revlon Consumer Products Corporation and its subsidiaries.

                         THE REFINANCING TRANSACTIONS

     The Company is engaged in a refinancing of approximately $867.0 million of our debt. The Refinancing Transactions (as defined below) and the debt-for-equity exchange consummated by Revlon, Inc., our parent company, on March 25, 2004 (the "Exchange Transactions") would have reduced our annual interest expense by approximately $82.5 million for the year ended December 31, 2003 on a pro forma basis. See "Summary Historical and Unaudited Pro Forma Financial Data." The Refinancing Transactions will also extend the maturities of a significant amount of our debt which would otherwise be due in 2005 and 2006. The Refinancing Transactions consist of the following elements:

     o the issuance of approximately $400.0 million aggregate principal amount of senior unsecured debt;

     o our entry into a new amended and restated credit agreement that we expect will be for an aggregate of approximately $680.0 million, of which approximately $530.0 million is currently expected to be a term loan facility, with the balance being a multi-currency revolving credit facility that we expect will be undrawn at closing;

     o the repayment in full of amounts outstanding under our existing credit agreement; and

     o the purchase or redemption, as the case may be, of all the outstanding $363.0 million, $116.2 million and $75.5 million aggregate principal amounts of our 12% Senior Secured Notes due 2005 (the "12% Senior Secured Notes"), 8 1/8% Senior Notes due 2006 (the "8 1/8% Senior Notes") and 9% Senior Notes due 2006 (the "9% Senior Notes"), respectively.

     As used herein, the "Refinancing Transactions" refers collectively to the issuance of senior debt, the closing of our new amended and restated credit agreement and the use of the proceeds of the issuance of senior unsecured debt, together with borrowings under the new credit agreement, to purchase or redeem, as the case may be, the outstanding 12% Senior Secured Notes, 8 1/8% Senior Notes and 9% Senior Notes, to repay indebtedness outstanding under our existing credit agreement and to pay fees and expenses incurred in connection therewith, as well as in connection with the Exchange Transactions completed in March 2004.

      We estimate that our fees and expenses payable in connection with the Refinancing Transactions and Exchange Transactions will be approximately $40.0 million.

     New Credit Agreement

     We intend to enter into a new credit agreement which will amend and restate our existing credit agreement. We currently expect the new credit agreement to be for an aggregate of approximately $680.0 million, of which approximately $530.0 million is expected to be a term loan facility, with the remainder being a multi-currency revolving credit facility that we expect will be undrawn at closing. It is expected that our obligations under the new credit agreement will be secured by the same collateral that secures our existing credit agreement, which is our capital stock, substantially all of our non-real property assets in the United States, including domestic intellectual property, our facility located in Oxford, North Carolina, the capital stock of our domestic subsidiaries and 66% of the capital stock of our first-tier foreign subsidiaries, and that the new credit agreement will contain customary covenants. It is expected that borrowings under the new credit agreement, as they are under the existing credit agreement, will be guaranteed by Revlon, Inc. and, subject to certain limited exceptions, each of our domestic subsidiaries. The execution of the new credit agreement, which is expected to occur concurrently with the closing of the Company's issuance of senior debt, and the consummation of the Company's issuance of senior debt are mutually conditioned upon one another.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The summary historical financial data for each of the years in the five-year period ended December 31, 2003 has been derived from our audited consolidated financial statements. The pro forma Statement of Operations Data for the year ended December 31, 2003 give pro forma effect to the consummation of the Exchange Transactions (other than the exchange or conversion, as the case may be, of the Series A preferred stock and Series B preferred stock of Revlon, Inc. since the financial information presented is for Products Corporation) and the Refinancing Transactions as if such transactions had been consummated on January 1, 2003. The pro forma Balance Sheet data as of December 31, 2003 give pro forma effect to the consummation of the Exchange Transactions (other than the exchange or conversion, as the case may be, of the Series A preferred stock and Series B preferred stock of Revlon, Inc.) and the Refinancing Transactions as if such transactions had been consummated on December 31, 2003. The pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The pro forma financial data do not purport to represent our results of operations or our financial position that actually would have occurred had such transactions been consummated on the aforesaid dates.

     You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes and the report of our independent auditors included in the Annual Report on Form 10-K of Products Corporation for the fiscal year ended December 31, 2003.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


                              (Dollars in millions)

                                                                  YEAR ENDED DECEMBER 31,
                                                           -------------------------------------
                                                                  1999               2000
                                                           ------------------ ------------------
HISTORICAL STATEMENT OF OPERATIONS DATA(a):
 Net sales ...............................................    $   1,629.8        $   1,409.4
 Gross profit ............................................          903.5              835.1 (c)
 Selling, general and administration expenses ............        1,074.1 (b)          763.4
 Restructuring costs and other, net ......................           40.2 (b)           54.1 (c)
                                                              -----------        -----------
 Operating (loss) income .................................         (210.8)              17.6
 Interest expense, net ...................................          145.1              142.4
 Amortization of debt issuance costs .....................            4.3                5.6
 Foreign currency (gains) losses, net ....................           (0.5)               1.6
 Loss (gain) on sale of product line, brands and
  facilities, net ........................................            0.9              (10.8)
 Loss on early extinguishment of debt ....................             --                 --
 Miscellaneous, net ......................................             --               (1.8)
                                                              -----------        -----------
 Loss before income taxes ................................         (360.6)            (119.4)
 Provision for income taxes ..............................            9.1                8.6
                                                              -----------        -----------
 Net loss ................................................    $    (369.7)       $    (128.0)
                                                              ===========        ===========
OTHER DATA:
 Net cash used for operating activities ..................    $     (81.7)       $     (84.0)
 Net cash (used for) provided by investing activities.....          (40.7)             322.1
 Net cash (used for) provided by financing activities.....          117.4             (203.7)
 Ratio of earnings to fixed charges(h) ...................             --                 --
 Capital expenditures ....................................    $      42.3        $      19.0
 Purchase of permanent displays ..........................           66.5               51.4
 Depreciation and amortization(i) ........................          126.1              126.9
 Adjusted EBITDA(j) ......................................          (90.2)             137.1
 Adjusted EBITDA excluding the Excluded Items(j)..........          (73.4)             184.4



                                                                           YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------------
                                                                  2001              2002(e)            2003(e)
                                                           ------------------ ------------------ ------------------
HISTORICAL STATEMENT OF OPERATIONS DATA(a):
 Net sales ...............................................    $   1,277.6        $   1,119.4        $   1,299.3
 Gross profit ............................................          733.4 (d)          615.7 (f)          798.2
 Selling, general and administration expenses ............          676.6 (d)          711.1 (f)          769.7
 Restructuring costs and other, net ......................           38.1 (d)           13.6 (f)            6.0 (g)
                                                              -----------        -----------        -----------
 Operating (loss) income .................................           18.7             (109.0)              22.5
 Interest expense, net ...................................          137.8              156.9              171.8
 Amortization of debt issuance costs .....................            6.2                7.7                8.9
 Foreign currency (gains) losses, net ....................            2.2                1.4               (5.0)
 Loss (gain) on sale of product line, brands and
  facilities, net ........................................           14.4                1.0                 --
 Loss on early extinguishment of debt ....................            3.6                 --                 --
 Miscellaneous, net ......................................            2.7                1.2                0.5
                                                              -----------        -----------        -----------
 Loss before income taxes ................................         (148.2)            (277.2)            (153.7)
 Provision for income taxes ..............................            4.0                4.6                0.3
                                                              -----------        -----------        -----------
 Net loss ................................................    $    (152.2)       $    (281.8)       $    (154.0)
                                                              ===========        ===========        ===========
OTHER DATA:
 Net cash used for operating activities ..................    $     (86.5)       $    (112.3)       $    (166.4)
 Net cash (used for) provided by investing activities.....           87.2              (14.2)             (23.3)
 Net cash (used for) provided by financing activities.....           46.3              110.3              151.1
 Ratio of earnings to fixed charges(h) ...................             --                 --                 --
 Capital expenditures ....................................    $      15.1        $      16.0        $      28.6
 Purchase of permanent displays ..........................           44.0               66.2               72.9
 Depreciation and amortization(i) ........................          115.1              118.9              112.9
 Adjusted EBITDA(j) ......................................          124.6               (6.3)             122.2
 Adjusted EBITDA excluding the Excluded Items(j)..........          200.2              120.9              156.7


                                                             YEAR ENDED
                                                         DECEMBER 31, 2003
                                                 ----------------------------------
                                                                      PRO FORMA
                                                     PRO FORMA       EXCHANGE AND
                                                      EXCHANGE        REFINANCING
                                                  TRANSACTIONS(k)   TRANSACTIONS(l)
                                                 ----------------- ----------------
                                                            (UNAUDITED)
PRO FORMA STATEMENT OF OPERATIONS DATA:
 Operating income ..............................      $  22.5          $  22.5
 Interest expense, net .........................        110.6             89.3
 Amortization of debt issuance costs ...........          8.7              4.8
 Net loss ......................................        (92.6)           (67.4)
 Ratio of earnings to fixed charges(m) .........           --               --


                                                               DECEMBER 31,
                                          -------------------------------------------------------
                                               1999          2000          2001          2002
                                          ------------- ------------- ------------- -------------
BALANCE SHEET DATA(a)
 Total assets ...........................  $   1,560.6   $   1,104.2   $     991.4   $     932.0
 Total indebtedness .....................      1,809.7       1,593.8       1,661.1       1,775.1
 Total stockholder's deficiency .........     (1,013.2)     (1,104.3)     (1,288.2)     (1,639.9)




                                                         DECEMBER 31, 2003
                                          ------------------------------------------------
                                                                             PRO FORMA
                                                            PRO FORMA       EXCHANGE AND
                                                             EXCHANGE        REFINANCING
                                              ACTUAL     TRANSACTIONS(n)   TRANSACTIONS(o)
                                          ------------- ----------------- ----------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA(a)
 Cash and cash equivalents...............     $   56.5       $   56.5          $   92.4
 Total assets ...........................        890.7          888.0             930.5
 Total indebtedness .....................      1,897.5        1,122.3           1,285.0
 Total stockholder's deficiency .........     (1,727.2)        (952.0)         (1,046.1)


 See accompanying notes to Summary Historical and Unaudited Pro Forma Financial
                            Data beginning on page 5.

(a) In March 2000 and May 2000, we completed the disposition of our worldwide professional products line and its Plusbelle brand in Argentina, respectively. In July 2001, we completed the disposition of our Colorama brand and facility in Brazil. Accordingly, the summary consolidated financial data include the results of operations of the professional products line, Plusbelle and Colorama brands through the dates of their respective dispositions.

(b) In the first nine months of 1999, we continued to execute the 1998 restructuring program and we recorded an additional net charge of $20.5 million, principally for employee severance and other personnel benefits and obligations for excess leased real estate primarily in the United States. Also in 1999, we exited from a non-core business, resulting in a charge of $1.6 million.

     During the fourth quarter of 1999, we continued to restructure our organization and began a new program in line with our original restructuring plan developed in late 1999, principally for additional employee severance and other personnel benefits and to restructure certain operations outside the United States, including certain operations in Japan, resulting in a charge of $18.1 million.

     During the fourth quarter of 1999, we recorded a charge to selling, general and administrative expenses of $22.0 million related to executive separation costs related to this new program.

(c) In the first and second quarter of 2000, we recorded charges of $9.5 million and $5.1 million, respectively, relating to the 1999 restructuring program that began in the fourth quarter of 1999 referred to above in note
     (b). During the third quarter of 2000, we continued to re-evaluate our organizational structure. As part of this re-evaluation, we initiated a new restructuring program in line with our original restructuring plan developed in late 1998 designed to improve profitability by reducing personnel and consolidating manufacturing facilities. The 2000 restructuring program focused on closing our manufacturing operations in Phoenix, Arizona and Mississauga, Canada and to consolidate production into our plant in Oxford, North Carolina. The 2000 restructuring program also included the remaining obligation for excess leased real estate at our headquarters, consolidation costs associated with closing our facility in New Zealand and the elimination of several domestic and international executive and operational positions, each of which was effected to reduce and streamline corporate overhead costs. In the third quarter of 2000, we recorded a charge of $13.7 million for programs begun in the quarter as well as for the expanded scope of programs previously commenced. In the fourth quarter of 2000, we recorded a charge of $25.8 million related to the 2000 restructuring program, principally for additional employee severance and other personnel benefits and to consolidate worldwide operations.

     During the fourth quarter of 2000, we recorded $4.9 million to cost of sales related to additional costs associated with the consolidation of worldwide operations.

(d) During 2001, we recorded a charge of $38.1 million related to the 2000 restructuring program referred to above in note (c), principally for additional employee severance and other personnel benefits, relocation and other costs related to the consolidation of worldwide operations. Included in the $38.1 million charge for 2001 was an adjustment in the fourth quarter to previous estimates of approximately $6.6 million.

     In 2001, we recorded $38.2 million in cost of sales (which includes $6.1 million of increased depreciation) and $5.4 million to selling, general and administrative costs related to additional costs associated with the consolidation of our Phoenix and Canada facilities.

(e) Results for 2002 and 2003 include expenses of approximately $104 million in 2002 (of which approximately $100 million was recorded in the fourth quarter of 2002) and approximately $31 million in 2003 related to the acceleration of the implementation of the stabilization and growth phase of our plan.

(f) During 2002, we continued to implement the 2000 restructuring program referred to above in note (c), as well as other restructuring actions, and recorded charges of $13.6 million in 2002, principally for additional employee severance and other personnel benefits, primarily resulting from reductions in our worldwide sales force, relocation and other costs related to the consolidation of worldwide operations.

     During 2002, we recorded $1.5 million in cost of sales and $9.5 million to selling, general and administrative costs related to additional costs associated with the consolidation of worldwide operation and executive severance costs.

(g) During 2003, we recorded charges of $5.9 million and $0.1 million principally for employee severance and other personnel benefits in certain international operations and the 2000 restructuring program referred to above in note (c), respectively.

(h) Earnings used in computing the ratio of earnings to fixed charges consist of loss before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs, but not losses relating to the early extinguishment of debt) and 33% of rental expense (considered to be representative of the interest factor). Fixed charges exceeded earnings by $360.6 million in 1999, $119.4 million in 2000, $148.2 million in 2001, $277.2 million in 2002 and $153.7 million in
     2003.

(i) Includes amortization relating to debt issuance costs and debt discount of $4.3 million and $0.1 million in 1999, $5.6 million and $0.1 million in 2000, $6.2 million and $0.4 million in 2001, $7.7 million and $2.6 million in 2002 and $8.9 million and $3.1 million in 2003, respectively.

(j) Adjusted EBITDA for Revlon, Inc. is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on early extinguishment of debt, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure and is unaudited. Revlon, Inc. believes that Adjusted EBITDA is a financial metric that can assist it and investors in assessing its financial operating performance and liquidity. Revlon, Inc. believes that Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses in foreign currency transactions, gains/losses on the sale of assets, gains/losses on early extinguishment of debt and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, nor as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA as defined in our credit agreement is different from Adjusted EBITDA. Furthermore, other companies may define EBITDA differently and, as a result, Adjusted EBITDA may not be comparable to EBITDA of other companies.

     In the accompanying table, Adjusted EBITDA is reconciled to net loss to account for its use as a performance measurement and to cash flow used for operating activities to account for its use in assessing liquidity. Net loss and cash flow used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

                                                                               YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------------
                                                                1999        2000        2001        2002         2003
                                                            ----------- ----------- ----------- ------------ ------------
                                                                            (DOLLARS IN MILLIONS)
RECONCILIATION TO CASH FLOWS USED FOR OPERATING ACTIVITIES:
-----------------------------------------------------------

Net cash used for operating activities ................      $  (81.8)   $  (84.0)   $  (86.5)    $ (112.3)    $ (166.4)
Change in assets and liabilities, net of acquisitions
 and dispositions .....................................        (161.4)       68.0        63.7       ( 54.3)       125.5
Interest expense, net .................................         145.1       142.3       136.2        152.9        167.1
Foreign currency (gains) losses, net ..................          (0.5)        1.6         2.2          1.4         (5.0)
Gain on sale of marketable securities .................            --          --         2.2           --           --
(Gain) loss on sale of product line, brands and
 facilities, net ......................................          (0.7)        2.4          --           --           --
Miscellaneous, net ....................................            --        (1.8)        2.7          1.2          0.5
Provision for income taxes ............................           9.1         8.6         4.1          4.8          0.5
                                                             --------    --------    --------     --------     --------
Adjusted EBITDA .......................................      $  (90.2)   $  137.1    $  124.6     $   (6.3)    $  122.2
                                                             ========    ========    ========     ========     ========
RECONCILIATION TO NET LOSS:
---------------------------
Net loss ..............................................      $ (370.9)   $ (129.7)   $ (153.7)    $ (286.5)    $ (153.8)
Interest expense, net .................................         145.1       142.4       136.6        155.5        170.2
Amortization of debt issuance costs ...................           4.3         5.6         6.2          7.7          8.9
Foreign currency losses (gains), net ..................          (0.5)        1.6         2.2          1.4       (  5.0)
Loss (gain) on sale of product line, brands and
 facilities, net ......................................           0.9       (10.8)       14.4          1.0           --
Loss on early extinguishment of debt ..................            --          --         3.6           --           --
Miscellaneous, net ....................................            --        (1.8)        2.7          1.2          0.5
Provision for income taxes ............................           9.1         8.6         4.1          4.8          0.5
Depreciation and amortization .........................         121.8       121.2       108.5        108.6        100.9
                                                             --------    --------    --------     --------     --------
Adjusted EBITDA .......................................      $  (90.2)   $  137.1    $  124.6     $   (6.3)    $  122.2
                                                             ========    ========    ========     ========     ========

     Adjusted EBITDA has not been adjusted to exclude the impact of: (i) the disposition of brands or businesses, (ii) restructuring, (iii) additional consolidation costs, primarily associated with the closing of the Phoenix and Canada facilities, (iv) executive severance and (v) expenses related to the acceleration of aspects of the implementation of the stabilization and growth phase of our plan (the "Excluded Items"). Adjusted EBITDA excluding the impact of the Excluded Items is set forth below:

                                                                                 YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------------
                                                                  1999         2000        2001         2002         2003
                                                               ----------   ---------   ----------   ----------   ---------
                                                                                  (DOLLARS IN MILLIONS)
      Adjusted EBITDA ......................................    $ (90.2)     $ 137.1    $  124.6      $   (6.3)    $ 122.2
      Product lines, brands and facilities sold ............       45.4          8.7        (1.5)           --          --
      Restructuring costs and other, net ...................      (40.2)       (54.1)      (38.1)        (13.6)       (6.0)
      Consolidation costs and other, net ...................      (22.0)        (1.9)      (36.0)        (10.2)         --
      Growth plan charges ..................................         --           --          --        (103.4)      (28.5)
                                                                -------      -------     -------      --------     -------
      Adjusted EBITDA excluding the Excluded
       Items ...............................................    $ (73.4)     $ 184.4     $ 200.2      $  120.9     $ 156.7
                                                                =======      =======     =======      ========     =======

     Adjusted EBITDA excluding the impact of the Excluded Items is a non-GAAP financial measure. Revlon, Inc. believes that Adjusted EBITDA excluding the impact of the Excluded Items can assist it and investors in understanding its ongoing operating performance during the years presented by eliminating growth plan charges and other costs which Revlon, Inc. believes are not inherent in its ongoing operations.

(k) Reflects the pro forma effect of the Exchange Transactions as follows: (i) the elimination of interest expense of $61.2 million for the year ended December 31, 2003 and (ii) the elimination of amortization of debt issuance costs of $0.2 million for the year ended December 31, 2003. Such results do not include a non-recurring charge for fees and expenses of $13.3 million expected to be paid to third parties and the related gain of $44.5 million based on the difference between the closing price of Revlon Class A common stock at December 31, 2003 and the book value of the indebtedness exchanged.

(l) Reflects the cumulative pro forma effect of the Refinancing Transactions and the Exchange Transactions as described above in footnote (k) and the incremental pro forma effects, as follows: (i) the elimination of interest expense of $21.3 million for the year ended December 31, 2003 reflecting a total reduction of interest expense of $81.2 million and a corresponding increase of $59.9 million in connection with the issuance of senior debt and the new credit agreement and (ii) the elimination of amortization of debt issuance costs of $3.9 million for the year ended December 31, 2003. Such results do not include a non-recurring charge for the related costs (including $6.5 million of estimated transaction fees and expenses) in connection with the purchase of our 12% Senior Secured Notes, 8 1/8% Senior Notes and 9% Senior Notes, recorded as a loss on extinguishment of debt $76.5 million as of December 31, 2003.

(m) As adjusted to reflect the Exchange Transactions and the cumulative effect of the Exchange Transactions and the Refinancing Transactions as if such transactions occurred on January 1, 2003. Fixed charges would have exceeded earnings by $92.3 million and $67.1 million, respectively, in 2003.


(n) Reflects the consummation of the Exchange Transactions which results in (i) a reduction of indebtedness of $777.3 million before giving effect to borrowings of $2.1 million associated with the payment of accrued interest,
     (ii) a reduction in accrued interest of $18.8 million, (iii) the write-off of unamortized debt issuance costs and debt discount of $4.1 million, (iv) the incurrence of estimated transaction fees and expenses of $16.1 million expected to be paid to third parties, (v) a reduction in stockholder's deficiency of $633.7 million as a result of the investment from Revlon, Inc. representing the fair market value at December 31, 2003 of the shares of Class A common stock issued by Revlon, Inc., in connection with the Exchange Transactions and (vi) a reduction in stockholder's deficiency of $160.4 million as a result of the difference between the fair market value at December 31, 2003 of the shares of Class A common stock issued by Revlon, Inc. and the principal amount of the indebtedness exchanged together with accrued interest thereon.


(o) Reflects the cumulative pro forma effect of the consummation of the Refinancing Transactions and the Exchange Transactions as described above in footnote (n) and the incremental pro forma effects, as follows: (i) an increase of indebtedness of $162.7 million including the issuance of new senior debt and borrowings under the new credit agreement, (ii) a reduction in accrued interest of $10.0 million, (iii) a write-off of unamortized debt issuance costs and debt discount of $17.6 million, (iv) the incurrence of estimated transaction fees and expenses of $23.9 million expected to be paid to third parties and (v) $76.5 million related to the costs (including $6.5 million of estimated transaction fees and expenses) in connection with the purchase of the 12% Senior Secured Notes, 8 1/8% Senior Notes and
     9% Senior Notes, recorded as a loss on extinguishment of debt.

                                  RISK FACTORS


WE DEPEND ON OUR OXFORD, NORTH CAROLINA FACILITY FOR PRODUCTION OF A SUBSTANTIAL PORTION OF OUR PRODUCTS AND DISRUPTIONS TO THIS FACILITY COULD AFFECT OUR SALES AND OUR FINANCIAL CONDITION.

     A substantial portion of our products are produced at our Oxford, North Carolina facility. Additionally, one of our initiatives for 2004 includes rationalizing our supply chain in Europe, which could include moving certain production for the European markets to our Oxford, North Carolina facility. Significant unscheduled downtime at this facility due to equipment breakdowns, power failures, natural disasters, or other disruptions, including those caused by transitioning manufacturing from our Maesteg facility to our Oxford facility, or any other cause could adversely affect our ability to provide products to our customers, which would affect our sales and our financial condition.

WE DEPEND ON A SUPPLY AGREEMENT WITH A MAESTEG, WALES FACILITY FOR PRODUCTION OF OUR PRODUCTS FOR THE EUROPEAN MARKET AND LOSS OF THE AGREEMENT, OR DISRUPTION TO THE FACILITY, COULD ADVERSELY AFFECT SALES IN EUROPE.

     In July 2001, we sold our principal European manufacturing facility in Maesteg, Wales and entered into a long-term supply contract with the purchaser under which the purchaser agreed to produce substantially all Revlon color cosmetics and other products made for the European market. In October 2002, after experiencing production difficulties with this supplier, we and the supplier terminated the long-term supply agreement and entered into a new more flexible agreement. This new agreement has significantly reduced volume commitments and, among other things, we loaned such supplier approximately $2.0 million and the supplier can earn performance-based payments of approximately $6.3 million over a four-year period contingent on the supplier achieving specific production service level objectives. During 2003, we paid approximately $1.6 million and in 2004 we paid an additional $1.7 million for such performance-based payments. Under the new arrangement, we produce certain of our products for the European market out of our Oxford facility and we also source certain products from other suppliers. If the supplier is unable to fulfill its obligations under this new supply contract because of manufacturing difficulties or disruption at the Maesteg, Wales facility or for any other reason, or if we encounter difficulties in transferring certain product lines out of the Maesteg, Wales facility to our Oxford plant or other third party suppliers, this could adversely affect our sales in the European market, which could have an adverse effect on our overall results of operations and financial condition. One of our initiatives for 2004 includes rationalizing our supply chain in Europe, which could involve a change of this manufacturing arrangement, including use of other suppliers and/or moving production of additional products to our Oxford, North Carolina facility. These actions could disrupt production and could have an adverse effect on our overall results of operations and financial condition.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR NET SALES AND THE LOSS OF ONE OR MORE OF THESE CUSTOMERS COULD REDUCE OUR NET SALES.

     For 2001, 2002 and 2003 Wal-Mart, Inc. and its affiliates accounted for approximately 19.7%, 22.5% and 20.6%, respectively, of our worldwide net sales. We expect that for 2004 and future periods, Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of our net sales. The loss of Wal-Mart or one or more of our other customers that may account for a significant portion of our net sales, or any significant decrease in sales to these customers or any significant decrease in our retail display space in any of these customers' stores, could reduce our net sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

     In January 2002, Kmart Corporation filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code and in May 2003 emerged from bankruptcy. Throughout 2002 and continuing into 2003, Kmart continued to close underperforming stores. Kmart accounted for less than 3% of our net worldwide sales in 2003. Although we plan to continue doing business with Kmart for the foreseeable future, there can be no assurances that further deterioration, if any, in Kmart's financial condition will not have a material adverse effect on our business, financial condition or results of operations.

IF WE NEED TO SEEK AMENDMENTS TO, OR WAIVERS OF, CERTAIN COVENANTS UNDER THE NEW CREDIT AGREEMENT AND WE FAIL TO OBTAIN THESE AMENDMENTS OR WAIVERS, IT COULD RESULT IN THE ACCELERATION OF THE NEW CREDIT AGREEMENT AND AN EVENT OF DEFAULT UNDER THE INDENTURES GOVERNING OUR DEBT.

     We have recently obtained various amendments and waivers under our existing credit agreement. For example, on January 28, 2004, we obtained an amendment to the existing credit agreement (the "January 2004 Credit Agreement Amendment") that included waivers of compliance with the EBITDA and leverage ratio covenants under the credit agreement for the four quarters ended December 31, 2003, an amendment to eliminate the EBITDA and leverage ratio covenants for the first three quarters of 2004 and a waiver of compliance with the EBITDA and leverage ratio covenants for the four quarters ending December 31, 2004 expiring on January 31, 2005. We also do not expect that our operating results, including after giving effect to various actions under our plan, would allow us to satisfy the minimum EBITDA and leverage ratio covenants in our existing credit agreement, for the four consecutive fiscal quarters ending December 31, 2004. If the Refinancing Transactions are not completed for any reason, we expect that we will need to seek a further amendment to the credit agreement or waiver of such financial covenants or take one or more further actions referred to below before January 31, 2005.

     The new credit agreement will require us to maintain certain financial ratios and meet certain financial tests, in particular, maximum leverage, minimum interest coverage and limits on capital expenditures. If we are unable to satisfy such covenants at any future time, we would need to seek an amendment to our new credit agreement or waiver of such financial covenants or take one or more actions described below.

     There is no guarantee that bank lenders under the new credit agreement will consent to amendment or waiver requests that we may make in the future, if any, and, if they do, we cannot assure you that they will do so on terms which are favorable to us. If we need any future amendments or waivers but are unable to obtain them, we could be required to take one or more of the following actions:

     o    refinance the new credit agreement;

     o    sell assets or operations and repay the new credit agreement;

     o seek additional capital contributions and/or loans from MacAndrews & Forbes, our other affiliates and/or third parties and repay the new credit agreement; and/or

     o seek to have Revlon, Inc. sell additional equity or debt securities and repay the new credit agreement.

     In the event that we were unable to obtain such a waiver or amendment and we were not able to refinance or repay the new credit agreement, our inability to meet the financial covenants would constitute an event of default under the new credit agreement, which would permit the bank lenders to accelerate the credit agreement, which in turn would constitute an event of default under the indentures governing our debt if the amount accelerated exceeds $25.0 million and such default remains uncured within 10 days of notice from the trustee under the applicable indenture. Further, the lenders under the credit agreement could proceed against the collateral securing that indebtedness.

WE HAVE A LIMITED OPERATING HISTORY UNDER OUR BUSINESS PLAN, AND WE CANNOT ASSURE YOU THAT IT WILL BE SUCCESSFUL OR ENABLE US TO ACHIEVE OR MAINTAIN PROFITABLE OPERATIONS.

     We have recently implemented material changes in our plan intended to improve operating results, and are in the process of refining and implementing our plan. If we fail to successfully execute our plan, we may not achieve expected increases in sales or improvements in operating margins, which could adversely affect our liquidity. Additionally, it is possible that the changes may have unanticipated consequences that could be adverse to our business.

     Each of the components of the stabilization and growth phase of the plan carries significant risks, as well as the possibility of unexpected consequences. Potential risks include:

     o increased advertising and media expenses and our attempts to make such advertising and media more effective may fail to achieve their intended effects;

     o changes to our wall displays may fail to achieve their intended effects;

     o we may experience product returns exceeding expectations as a result of streamlining product assortments;

     o we may incur costs exceeding expectations as a result of the roll out of new wall displays or the new wall displays may fail to achieve their intended effects;

     o    selective price adjustments may fail to achieve their intended effect;

     o we will incur increased costs arising from the stabilization and growth phase of the plan to enhance in-store merchandiser coverage, and the enhanced merchandiser coverage may not achieve its intended effect;

     o our strengthened new product development process may not be as successful as contemplated, and/or consumers may not accept our new product offerings to the degree envisioned;

     o competitors could increase their spending on advertising and media and increase their new product development spending or take other steps in response to the stabilization and growth phase of the plan, which could impact the effectiveness of the stabilization and growth phase of the plan and our ability to achieve our objective of increased revenues and profitability over the long term; and

     o we may experience difficulties or delays in implementing a comprehensive program to develop and train employees or in retaining key personnel.

     In addition, each of the components of the continued growth momentum and accelerated growth phase of the plan carries significant risks, as well as the possibility of unexpected consequences, including without limitation that costs could exceed our expectations or we could fail to achieve our objective of improving operating margins.

ATTEMPTING TO ACCOMPLISH ALL OF THE ELEMENTS OF OUR BUSINESS PLAN
SIMULTANEOUSLY MAY PROVE TO BE BURDENSOME AND MAY CAUSE DISRUPTION OR DIFFICULTIES IN OUR BUSINESS.

     In 2002, we began to implement the stabilization and growth phase of our plan, which includes increasing advertising and media spending and effectiveness, increasing the marketing effectiveness of wall displays, including by streamlining the number of SKUs, selectively adjusting prices on certain products, optimizing product availability to consumers and further strengthening our new product development process. We also currently anticipate that the continued growth momentum and accelerated growth phase of our plan will include various actions that represent refinements of and additions to the actions taken during the stabilization and growth phase of the plan. Attempting to accomplish all of these elements simultaneously may prove to be a financial and operational burden on us. If we are unable to successfully accomplish all of the elements of our plan simultaneously, it could delay or impede achieving our objectives of increasing revenues and improving our operating margins and could therefore have a material adverse effect on our business, results of operations and financial condition.

COMPETITION IN THE CONSUMER PRODUCTS BUSINESS COULD MATERIALLY ADVERSELY AFFECT OUR NET SALES AND OUR MARKET SHARE.

     The consumer products business is highly competitive. We compete on the basis of numerous factors. Brand recognition, product quality, performance and price, product availability at the retail stores and the extent to which consumers are educated on product benefits have a marked influence on consumers' choices among competing products and brands. Advertising, promotion, merchandising and packaging and the timing of new product introductions and line extensions also have a significant impact on buying decisions and the structure and quality of the sales force, as well as consumer consumption of our products, affect in-store position, retail display space and inventory levels in retail outlets. An increase in the amount of competition that we face could have a material adverse effect on our market share. We experienced declines in our market share in the U.S. mass-market in color cosmetics from the end of the first half of 1998 through the first half of 2002, including a decline in our color cosmetics market share from 32.0% in the second quarter of 1998 to 22.3% in the second quarter of 2002. There can be no assurance that declines in market share will not occur in the future. In addition, we compete in selected product categories against a number of multinational manufacturers, some of which are larger and have substantially greater resources than we do, and which may therefore have the ability to spend more aggressively on advertising and marketing and more flexibility to respond to changing business and economic conditions than we do. In addition to products sold in the mass-market and demonstrator-assisted channels, our products also compete with similar products sold door-to-door or through mail-order or telemarketing by representatives of direct sales companies.


OUR FOREIGN OPERATIONS ARE SUBJECT TO A VARIETY OF SOCIAL, POLITICAL AND ECONOMIC RISKS AND MAY BE AFFECTED BY FOREIGN CURRENCY FLUCTUATION, WHICH COULD ADVERSELY AFFECT THE RESULTS OF OUR OPERATIONS AND THE VALUE OF OUR FOREIGN ASSETS.

     As of December 31, 2003, we had operations based in 16 foreign countries. We are exposed to the risk of changes in social, political and economic conditions inherent in operating in foreign countries, including those in Asia, Eastern Europe and Latin America. Such changes include changes in the laws and policies that govern foreign investment in countries where we have operations, as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment. In addition, fluctuations in foreign currency exchange rates may affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. For the years ended December 31, 2002 and 2003, our operations in Latin America contributed 8.4% and 7.1%, respectively, of our total net sales, and have been adversely affected by political and economic conditions and foreign currency devaluations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. Our net sales outside of the U.S. and Canada for the years ended December 31, 2001, 2002 and 2003 were 31.9%, 32.1% and 31.5%, respectively, of our total net sales. In addition, changes in the value of relevant currencies may affect the cost of certain items required in our operations. We enter into forward foreign exchange contracts to hedge certain cash flows denominated in foreign currency. At December 31, 2003, the notional amount of our foreign currency forward exchange contracts was $8.3 million. We can offer no assurances as to the future effect of changes in social, political and economic conditions on our business, results of operations and financial condition.


TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001 AND IN MADRID, SPAIN ON MARCH 11, 2004, AND OTHER ATTACKS, ACTS OF WAR OR MILITARY ACTIONS, SUCH AS MILITARY ACTIONS IN IRAQ, MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND PROFITABILITY.

     On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks contributed to major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, as well as terrorist attacks such as the one that occurred in Madrid, Spain on March 11, 2004, the military response to the September 11, 2001 attacks, and future developments, or other military actions, such as the military actions in Iraq, may adversely affect prevailing economic conditions, resulting in reduced consumer spending and reduced demand for our products. These developments subject our worldwide operations to increased risks and, depending on their magnitude, could reduce net sales and therefore could have a material adverse effect on our business, results of operations and financial condition.

SHARES OF REVLON CLASS A COMMON STOCK AND OUR CAPITAL STOCK ARE PLEDGED TO SECURE VARIOUS OF ITS AND OUR AFFILIATES' OBLIGATIONS AND FORECLOSURE UPON THESE SHARES OR DISPOSITIONS OF SHARES COULD RESULT IN THE ACCELERATION OF DEBT UNDER THE NEW CREDIT AGREEMENT AND COULD HAVE OTHER CONSEQUENCES.


     Our shares of common stock are pledged to secure Revlon, Inc.'s guarantee under our existing credit agreement and the 12% Senior Secured Notes and will be pledged to secure a similar guarantee under our new credit agreement. As of March 31, 2004, there were 1,928,992 shares of Revlon Class A common stock pledged by REV Holdings to secure $18.55 million principal amount of REV Holdings' 12% Senior Secured Notes due 2004. MacAndrews & Forbes has advised us that it has pledged additional shares of Revlon Class A common stock to secure other obligations. Additional shares of Revlon, Inc. and shares of common stock of intermediate holding companies between Revlon, Inc. and Mafco Holdings may from time to time be pledged to secure obligations of MacAndrews & Forbes or its affiliates. A default under any of these obligations that are secured by the pledged shares could cause a foreclosure with respect to such shares of Revlon Class A common stock, our common stock or stock of intermediate holding companies. A foreclosure upon any such shares of common stock or dispositions of shares of our common stock or Revlon common stock or stock of intermediate holding companies beneficially owned by MacAndrews & Forbes could, in a sufficient amount, constitute a change of control under the indenture governing the 8 5/8% Senior Subordinated Notes and certain other debt instruments of ours and of our subsidiaries. A change of control constitutes an event of default under the new credit agreement, which would permit our lenders to accelerate amounts outstanding under our new credit agreement. In addition, holders of 8 5/8% Senior Subordinated Notes may require us to repurchase their notes under those circumstances. We may not have sufficient funds at the time of the change of control to repay in full the borrowings under our new credit agreement or to repurchase or redeem our outstanding notes.


MACANDREWS & FORBES HAS THE POWER TO DIRECT AND CONTROL OUR BUSINESS.

     MacAndrews Holdings is a corporation wholly owned through Mafco Holdings Inc. by Ronald O. Perelman. MacAndrews & Forbes currently directly and indirectly beneficially owns approximately 59.9% of the outstanding Class A and Class B common stock of Revlon, Inc. which owns 100% of our common stock. MacAndrews & Forbes controls approximately 77.2% of the combined voting power of Revlon, Inc.'s common stock and has the ability to elect all of the members of Revlon, Inc.'s board of directors. MacAndrews & Forbes will therefore be able to direct and control our policies and those of our subsidiaries, including mergers, sales of assets and similar transactions.


UNANTICIPATED CIRCUMSTANCES MAY ADVERSELY IMPACT OUR ASSUMPTIONS AND EXPECTATIONS REGARDING OUR 2004 PLAN.

     Our 2004 plan is based upon certain expectations that we believe are reasonable, including our expectation regarding growth in the U.S. color cosmetics category, expectations regarding growth in our revenues as a result of category growth, space gains at our retail customers, price increases, improved effectiveness of our promotions, increased effectiveness of in-store merchandising and of our marketing and advertising, and revenue growth in our international business. Our plan is also based upon our expectation that we will achieve certain margin improvements as a result of improvements in our international supply chain, reductions in our cost of goods due to various initiatives including value analyses, packaging initiatives and strategic sourcing. Although we believe these expectations and initiatives are reasonable and achievable, there can be no assurance that they will be implemented successfully or that other events and circumstances, such as slower than expected growth in the category, less than expected revenue growth from our space gains, price increases, improved advertising and marketing and promotion initiatives, less than expected margin improvements from our margin improvement initiatives or difficulties, delays or unexpected costs in achieving those results, will not occur which could result in our not achieving our expected 2004 revenue.

                          FORWARD-LOOKING STATEMENTS

     This Information contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, our expectations and estimates (whether qualitative or quantitative) as to:

     o our plans to update our retail presence and improve the marketing effectiveness of our retail wall displays by installing newly-reconfigured wall displays and reconfiguring existing wall displays at our retail customers (and our estimates of the costs of such wall displays, the effects of such plans on the accelerated amortization of existing wall displays and the estimated amount of such amortization);

     o our plans to increase our advertising and media spending and improve the effectiveness of our advertising;

     o our plans to introduce new products and further strengthen our new product development process;

     o our plans to streamline our product assortment and reconfigure product placement on our wall displays and selectively adjust prices on certain of our products;

     o our plans to implement comprehensive programs to develop and train our employees;

     o our future financial performance, including our belief that our plan is proving effective and that we have strengthened our organizational capability (and our expectation to do so in 2004) and that we have strengthened our relationship with key retailers in the U.S.;

     o our expectations regarding sales, category growth, space gains, pricing and margin improvements in 2004;

     o the effect on sales of political and/or economic conditions, political uncertainties, terrorist activities, military actions, adverse currency fluctuations, competitive activities and category weakness;

     o the charges and the cash costs resulting from implementing and refining our plan and the timing of such costs, as well as our expectations as to improved revenues and achieving profitability over the long term as a result of such phase our plan and our plans to continue to fund brand support;

     o our plans regarding the continued growth momentum and accelerated growth phase of our plan, with the objective of improving our operating profit margins;

     o our plans to further improve the new product development and implementation process;

     o our plans to continue to increase the effectiveness and reduce the cost of our display walls;

     o our plans to drive efficiencies across our overall supply chain, including reducing manufactory costs by streamlining components and sourcing strategically;

     o our plans to optimize the effectiveness of our marketing and promotions and merchandiser coverage;

     o restructuring activities, restructuring costs, the timing of restructuring payments and annual savings and other benefits from such activities;

     o operating revenues, cash on hand and availability of borrowings under the MacAndrews & Forbes $65 million line of credit, the MacAndrews & Forbes $125 million term loan, the new credit agreement and other permitted lines of credit being sufficient to satisfy our cash requirements in 2004, and the availability of funds from the MacAndrews & Forbes $65 million line of credit and MacAndrews & Forbes $125 million term loan, restructuring indebtedness, selling assets or operations, capital contributions and/or loans from MacAndrews & Forbes, our other affiliates and/or third parties and/or the sale of additional equity or debt securities of Revlon, Inc.;

     o our uses of funds, including amounts required by us for the payment of operating expenses, including expenses in connection with the continued implementation of, and refinement to, our plan, such as the purchase and reconfiguration of wall displays and increases in advertising and media, capital expenditure requirements, payments in connection with our restructuring programs and debt service payments and our estimates of operating expenses, working capital expenses, wall display costs, capital expenditures, restructuring costs and debt service payments (including payments required under our debt instruments);

     o    matters concerning our market-risk sensitive instruments;

     o our plan to refinance our debt maturing in 2005 and 2006, including our plan to consummate the Refinancing Transactions, the other equity offerings required to be undertaken pursuant to the Investment Agreement entered into on February 20, 2004 between Revlon, Inc. and MacAndrews & Forbes, and the amounts and timing of such transactions and the estimated impact of such transactions; and

     o our plan to efficiently manage our cash and working capital including, among other things, by carefully managing and reducing inventory levels, centralizing purchasing to secure discounts and efficiencies in procurement and providing additional discounts to U.S. customers for more timely payment of receivables and carefully managing accounts payable.

     Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "projects," "forecast," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in our filings with the SEC, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us:

     o difficulties or delays or unanticipated costs associated with improving the marketing effectiveness of our wall displays;

     o difficulties or delays in, or unanticipated costs associated with, developing and presenting our increased advertising programs and/or improving the effectiveness of our advertising;

     o difficulties or delays in, or unanticipated costs associated with, developing and introducing new products or failure of our customers to accept new product offerings and/or in further strengthening our new product development process;

     o difficulties or delays in, or unanticipated costs associated with, implementing our plans to streamline our product assortment and reconfigure product placement on our wall displays and selectively adjust prices on certain of our products;

     o difficulties or delays in, or unanticipated costs associated with, implementing comprehensive programs to train our employees;

     o unanticipated circumstances or results affecting our financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the category, changes in consumer preferences, such as reduced consumer demand for our color cosmetics and other current products, and actions by our competitors, including business combinations, technological breakthroughs, new products offerings, promotional spending and marketing and promotional successes, including increases in market share;

     o difficulties, delays or unanticipated costs or other circumstances affecting our expectations regarding revenues, category growth, space gains, pricing and margin improvements in 2004, including our failure to achieve anticipated margin improvement over time;

     o the effects of and changes in political and/or economic conditions, including inflation, monetary conditions, terrorist activities and military actions and in trade, monetary, fiscal and tax policies in international markets;

     o unanticipated costs or difficulties or delays in completing projects associated with the continued implementation of, and refinement to, our plan or lower than expected revenues or an inability to achieve expected profitability over the long term as a result of such plan;

     o difficulties, delays or unanticipated costs in implementing our plans regarding the continued growth momentum and accelerated growth phase of our plan, with the objective of improving our operating profit margins;

     o difficulties, delays or unanticipated costs in implementing our plans to further improve the new product development and implementation process;

     o difficulties, delays or unanticipated costs in implementing our plans to continue to increase the effectiveness and reduce the cost of our display walls;

     o difficulties, delays or unanticipated costs in implementing our plans to drive efficiencies across our overall supply chain, including reducing manufactory costs by streamlining components and sourcing strategically;

     o difficulties, delays or unanticipated costs in implementing our plans to optimize the effectiveness of our marketing and promotions and our merchandiser coverage;

     o difficulties, delays or unanticipated costs or less than expected savings and other benefits resulting from our restructuring activities;

     o lower than expected operating revenues, the inability to secure capital contributions or loans from MacAndrews & Forbes, or our other affiliates and/or third parties or the unavailability of funds under the new credit agreement, the MacAndrews & Forbes $65 million line of credit, the MacAndrews & Forbes $125 million term loan or from other permitted lines of credit;

     o higher than expected operating expenses, sales returns, working capital expenses, wall display costs, capital expenditures, restructuring costs or debt service payments;

     o interest rate or foreign exchange rate changes affecting us and our market sensitive financial instruments;

     o difficulties, delays or the inability to refinance our debt maturing in 2005 and 2006, including the inability to issue equity or debt securities, including Revlon Class A common stock, for cash or in exchange for indebtedness; difficulties, delays or our inability to consummate the Refinancing Transactions, other equity offerings required to be undertaken pursuant to the Investment Agreement between Revlon, Inc. and MacAndrews & Forbes and to secure any required Board, stockholder, lender or regulatory approvals; and

     o difficulties, delays or the inability to efficiently manage our cash and working capital.

     You should consider the areas of risk described above, as well as those set forth in other documents we have filed with the SEC and which are incorporated by reference into this Information, in connection with any forward-looking statements that may be made by us. You are advised to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K to the SEC (which, among other places, can be found on the SEC's website at http://www.sec.gov).